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                                                                    Exhibit 99.1

[CAPITAL ONE LOGO]

CAPITAL ONE FINANCIAL CORPORATION
2980 Fairview Park Drive
Suite 1400
Falls Church, VA 22042-4525

April 30, 1999             Contact:    Paul Paquin        Sam Wang
                                       V.P., Investor     Dir., Media
                                       Relations          Relations
                                       (703) 205-1039     (703) 205-1180


                   Capital One Announces 3-for-1 Stock Split,
                  New Entrepreneurial Compensation Program and
                      17th Consecutive Quarterly Dividend

Falls Church, Va., (April 30, 1999) -- The Board of Directors of Capital One Financial Corporation (NYSE: COF) yesterday approved a three-for-one stock split of the company's common stock and approved a new entrepreneurial compensation program. "The stock split and other Board actions reflect the tremendous performance of the company and its stock price over the past few years," said Richard D. Fairbank, Capital One's Chairman and Chief Executive Officer. "We hope the stock split will make stock ownership more accessible to a broader group of stockholders - including Capital One associates - and enhance our recruiting efforts."

     The three-for-one stock split will be in the form of a 200 percent stock distribution, or two-share stock dividend, to be distributed on June 1, 1999, to stockholders of record on May 20, 1999. The split will increase the outstanding number of Capital One shares from approximately 65 million to 195 million. The company's Preferred Stock purchase rights under the November 16, 1995 Rights Agreement will be adjusted to reflect the stock split.

     In addition, the company approved a change to its Shareholder Rights Plan to adjust the exercise price of the Rights to reflect the current stock price. Under the Rights Plan, if any person or group acquires beneficial ownership of 15 percent of the company's common stock, holders of Rights (other than the 15 percent holder) will be
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entitled to buy the company's stock with a market value of $1,200 for $600
(before adjusted to reflect the stock split).

     Also at yesterday's meeting, the Board of Directors approved a special stock option program, known as EntrepreneurGrant. This entrepreneurial compensation program reflects the company's continued commitment to aligning the interests of senior management with that of stockholders. With this latest EntrepreneurGrant program, the company's two top executives have given up all remaining compensation through the year 2001. Mr. Fairbank and Nigel Morris, President and Chief Operating Officer, gave up one additional year's salary and two additional years of annual cash incentive, annual option grants, and Senior Executive Retirement Plan (SERP) contributions, in exchange for a one-time option grant. These are performance-based options that vest early if the stock price reaches $300 at anytime on or before June 15, 2002, and in any case, in nine years or upon a change of control, regardless of the stock price. Mr. Fairbank will receive an option to purchase 376,887 shares and Mr. Morris will receive an option to purchase 251,258 shares of the company's common stock.

     The company's senior managers (141, excluding Messrs. Fairbank and Morris) are also able to participate in this program, by electing to give up all annual stock option grants for the next two years, in exchange for the EntrepreneurGrant. These options are subject to the same vesting conditions as described above.

     To meet the accelerated performance-based target, the stock price must be at or above the $300 target on at least ten trading days in any thirty calendar-day period. Executives will have until June 15, 1999 to make their elections. The purchase price for all the shares under these option grants is $169 3/8 per share, based on the average of the high and low of the company's common stock on April 29, 1999. The performance target, the purchase price and number of shares will be adjusted to reflect the stock split.

     Capital One also announced a quarterly dividend of $.08 per share payable May 20, 1999, to stockholders of record as of May 13, 1999. The dividend will be paid prior to the split. This is the company's seventeenth consecutive quarterly dividend since it became an independent company on February 28, 1995. Dividends declared by the company are eligible for direct reinvestment in the company's common
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stock under its Dividend Reinvestment and Stock Purchase Plan. For additional plan information, stockholders should contact First Chicago Trust Company of New York at (800) 446-2617.

     Headquartered in Falls Church, Virginia, Capital One Financial Corporation (www.CapitalOne.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products. Capital One's subsidiaries collectively had 18.0 million customers and $17.4 billion in managed loans outstanding as of March 31, 1999, and are among the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 500 Index. Capital One recently ranked #41 in Fortune's list of "Best Companies to Work For" and #15 best performer in Business Week's rating of the S&P 500.